                                  EXHIBIT (10j)

                            LINDSAY MANUFACTURING CO.
                         MANAGEMENT INCENTIVE PLAN (MIP)
                                 2006 PLAN YEAR

                                TABLE OF CONTENTS

1.  Purpose.............................................................   52

2.  Definitions.........................................................   53

3.  Effective Date......................................................   53

4.  Eligibility for Participation.......................................   53

5.  Enrollment in the Plan..............................................   53&54

6.  Determination of Target Payout Levels...............................   54&55

7.  Basis of Awards.....................................................   55&56

8.  Changes in Employment Status........................................   57

9.  Administration......................................................   57

10.  Attachment.........................................................   58

1.   PURPOSE

          The purpose of the Management Incentive Plan (the "Plan") is to:

               - Encourage performance consistent with the Company's business strategy

               - Focus on near-term performance results as well as progress toward the achievement of long-term objectives

               - Strengthen the link between performance and pay by delivering awards based on measurable corporate and individual goals.


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2.   DEFINITIONS

          The terms used in this Plan have the meanings set forth below.

          A.   "Company" shall mean Lindsay Manufacturing Co.

          B. "Compensation Committee" shall mean the Compensation Committee of the Company's Board of Directors.

          C. "Financial Performance Component" shall mean the portion of a Participant's Plan award that is based on the Company's and specific Market financial performance as defined in Section 7B.

          D. "Individual Performance Component" shall mean the portion of a Participant's Plan award that is based on a Participant's performance relative to individual objectives established in accordance with Section 7C.

          E. "Named Executive Officers" shall mean the executives of the Company listed in the Executive Compensation section of the Company's Proxy Statement.

          F. "Participant" shall mean a key employee eligible for awards under the terms outlined in Section 4 of this Plan.

          G. "Plan" shall mean Lindsay Manufacturing Co. Management Incentive Plan.

3.   EFFECTIVE DATE

          The Plan shall be effective as of September 1, 2005 and will be in effect for the 2006 bonus year. The 2006 bonus year is defined as September 1, 2005 through August 31, 2006.

4.   ELIGIBILITY FOR PARTICIPATION

          A. Participation in the Plan is limited to individuals in positions which have significant responsibility for and impact on the Company's corporate performance.

          B. Only the Chief Executive Officer and those employees in grades E through G are eligible to be considered for participation in the Plan.

          C. Participation in the Plan does not guarantee or entitle any employee to participate in any bonus plan enacted in the future. Participation in the Plan at any target bonus level does not guarantee or entitle any employee to be eligible to participate at any similar target bonus level in any bonus plan which may be enacted in the future.

5.   ENROLLMENT IN THE PLAN

          A.   Initial Enrollment

          At the beginning of the Plan year, each Participant must be enrolled in the Plan subject to the approvals and eligibility criteria set forth in Sections 4 and 6. The enrollment process is as follows:


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               i.   Plan Participants will participate in the Plan at the
                    standard target percent per grade level as listed in Section 6.

               ii. The Company's Chief Executive Officer will review the participant list and projected bonus costs of enrolled employees with the Compensation Committee. The Compensation Committee provides final approval on the aggregate potential cost of the Plan.

          B.   Mid-year Enrollment

               When hiring or promoting employees during the Plan year who may be eligible for participation in the Plan, the following procedures must be followed:

               i. Prior to the commencement of the recruiting or promotion process, the hiring manager consults with Human Resources to determine the position's eligibility for participation in the Plan and the recommended target bonus amount.

               ii. Offer letters indicating bonus Plan participation and target bonus award opportunities to new hires and/or promoted employees must be reviewed by the CEO or, in the case of a Named Executive Officer, by the Compensation Committee. Target bonus recommendations must be approved before communication to a prospective Participant. Generally, employees hired or promoted during the fourth quarter 2006 are not eligible to participate in the 2006 Plan.

6.   DETERMINATION OF TARGET PAYOUT LEVELS

          A. Incentive awards will be calculated as a percentage of the Participant's actual base salary received during the Plan year. While award amounts will vary based on the range of award opportunity and an assessment of individual performance results, the target award opportunities for each grade level are shown below:

Grade   Target % of Salary
-----   ------------------
 CEO            60%
  G             35%
  F             25%
  E             15%

               i. Actual participation is subject to approval by the CEO, or in the case of a Named Executive Officer, by the Compensation Committee. Actual participation is based on an assessment of the individual's position impact on the organization.

               ii. Standard target percents per grade level should be followed for all Plan Participants.


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          B.   If a Participant's Plan target award opportunity (Target % of
               Salary as set forth above) changes due to promotion into a grade level with a higher target bonus, the Participant's bonus will be calculated based on his or her actual salary during the Plan year and a weighted average bonus percentage. The weighted average bonus percentage will reflect the portion of the Plan year spent in each grade level (e.g., seven months at 15% and five months at 25%). In evaluating the performance of Participants who change positions during the Plan year, consideration will be given to the length of time and results in each position. Actual award decisions will be made by the CEO or, in the case of a Named Executive Officer, by the Compensation Committee. Generally, fourth quarter promotions will not result in an increase in a Participant's target award opportunity.

          C. Examples of various award calculations are included with this Plan document as Attachment A.

          D. The CEO will review and approve award recommendations for all employees other than Named Executive Officers prior to payout. Final approval authority for all payments (except for award payments to the Named Executive Officers) rests with the CEO. Individual award payments for all Participants (except the Named Executive Officers) may be adjusted at any time and for any reason at the discretion of the CEO.

          E. The Compensation Committee will determine the award payments to the Named Executive Officers.

          F. Award payments will be calculated on an annual basis and paid in accordance with the Company's normal payroll cycle. Payments will be made during the first quarter following the Plan year. The payment date may be changed at any time and for any reason at the discretion of the CEO, or in the case of a Named Executive Officer, with approval of the Compensation Committee.

7.   BASIS OF AWARDS

          A. Measurable performance objectives for each Plan Participant will be established at the beginning of the Plan year (or at mid-year for mid-year hires or newly eligible employees). In 2006, consideration will be given to:

               i. Financial Performance Component: Company and Market financial performance vs. Plan performance objectives in accordance with Section 7B.

               ii. Individual Performance Component: Participant's performance relative to individual goals established in accordance with
                    Section 7C.

               iii. Individual and Financial Performance Components will be added to reach a Participant's total bonus. The relative weighting will vary by grade in accordance with the following schedule:

         Financial     Individual
Grade   Performance   Performance
-----   -----------   -----------
 CEO        80%           20%
  G         80%           20%
  F         65%           35%
  E         50%           50%


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          B.   At the beginning of the Plan year, the objectives for the
               Financial Performance Component are identified and approved by the Compensation Committee.

               i. Recommended award amounts may range from 0 - 200% of the Financial Performance Component of the Participant's target award, based on performance.

               ii. Percentages between the threshold, target, and maximum award will be interpolated.

               iii. In the event of an acquisition, revenue and operating income resulting from the acquisition will be excluded from award payout calculations, unless

                    a) the CEO or Compensation Committee suggests a modification to the objectives under the Financial Performance Component that would incorporate revenue and income generated as a result of the acquisition, and

                    b)   The Compensation Committee approves the modification.

          C. The Individual Performance Component will be based on written objectives set annually for Participants by their supervisors and approved by the CEO or, in the case of a Named Executive Officer, by the Compensation Committee. Objectives will be based on the Participant's position and may be financial, operational or strategic.

               i. Objectives under the Individual Performance Component may be linked to team-based goals, if appropriate

               ii. Examples of appropriate objectives under the Individual Performance Component include:

                    -    Safety

                    -    Customer Service

                    -    Market Share

                    -    On-time Delivery

                    -    Cost Reduction

                    -    Product Development

               iii. Recommended award amounts may range from 0% - 200% of the target amount under the Individual Performance Component. Recommended award amounts will be based on an assessment of the individual's performance relative to objectives established under the Individual Performance Component, in accordance with the following guidelines:

                                             Payout
           Individual              (as % of Target Individual
           Performance               Performance Component)
--------------------------------   --------------------------
    Does not meet objectives                    0%
      Meets some objectives                    50%
      Meets most objectives                    75%
      Meets all objectives                    100%
       Exceeds objectives                     150%
Significantly exceeds objectives              200%

               iv. The "Payout (as % of Target Individual Performance Component)" represents the payout relative to target award for the Individual Performance Component of the Plan.


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8.   CHANGES IN EMPLOYMENT STATUS

          A. Under most circumstances, Participants who cease to be employees of the Company during the Plan year or after the Plan year but prior to the date of actual payment will receive no award. Only active employees on the date that the bonus is paid will be eligible to receive an award. Any exceptions will require the approval of the CEO, or in the case of a Named Executive Officer, the Compensation Committee.

          B. In the event that a Participant transfers out of an eligible position into an ineligible position within the Company, the employee may be eligible for a prorated bonus award based upon the approval of the CEO, or in the case of a Named Executive Officer, the Compensation Committee.

          C. In all cases awards will be calculated and paid according to the provisions in Sections 6 and 7 of this Plan document.

9.   ADMINISTRATION

          A. General authority for Plan administration and responsibility for ongoing Plan administration will rest with the Compensation Committee of the Company's Board of Directors. The Compensation Committee has sole authority for decisions regarding interpretation of the terms of this Plan.

          B. The Company reserves the right to amend or change the Plan in whole or in part at any time during the Plan year. Amendments to the Plan require the approval of the Compensation Committee.

          C. Participation in the Plan does not constitute a contract of employment nor a contractual agreement of payment. It shall not affect the right of the Company to discharge, transfer, or change the position of a Participant. The Plan shall not be construed to limit or prevent the Company from adopting or changing, from time to time, any rules, standards or procedures affecting the Participant's employment with the Company or any Company affiliate, including those which affect bonus payouts.

          D. If any provision of this Plan is found to be illegal, invalid or unenforceable under present or future laws, that provision shall be severed from the Plan. If such a provision is severed, this Plan shall be construed and enforced as if the severed provision had never been part of it and the remaining provisions of this Plan shall remain in full force and effect and shall not be affected by the severed provisions or by its severance from this Plan. In place of any severed provision there shall be added automatically as part of this Plan a provision as similar in terms to the severed provision as may be possible and be legal, valid and enforceable.

          E.   This is not an ERISA plan. This is a bonus program.


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                                  ATTACHMENT A
                          Award Calculation Guidelines

The following examples are to be used as guidelines in calculating bonus awards at the end of the 2006 Plan year. Managers should use their discretion in calculating actual bonus awards and may consider exceptions to the calculations below when necessary. Any such exceptions must be fully documented and are subject to review and approval by the Chief Executive Officer, or in the case of a Named Executive Officer, the Compensation Committee.

                                                                                                  Target
                                                                                                  Award
                                                                                                 -------
Full Year Participation

-    September 1 - August 31

-    Target award opportunity:                                      15%

-    Actual base salary received:                                 $75,000

-    Plan target award calculation:                               $75,000 * 15% =                $11,250

Partial Year Participation

-    February 15- August 31

-    Target award opportunity:                                      25%

-    Actual base salary received (for partial year employment):   $61,250

-    Plan target award calculation:                               $61,250 * 25% =                $15,312

Mid-year Promotion

-    March 1 promotion

-    Actual base salary received:                                 $94,000

-    Target award opportunity at beginning of year:                 15%

-    Target award opportunity upon promotion:                       25%

-    Months from September 1 - March 1:                           6 months

-    Months from March 1 - August 31:                             6 months

-    Weighted average target award calculation:                   ((15% * 6 months) + (25% * 6
                                                                  months)) / 12 months = 20.0%

-    Plan target award calculation:                               $94,000 * 20.0%                $18,800


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